Exhibit 16.1

27 July 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16.F “Change in Registrant’s Certifying Accountant” of Haleon plc’s Form F-1 dated 27 July 2022, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte LLP